Exhibit 4(ah)


                                 NCT GROUP, INC.
                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of January 25, 2002, between NCT Group, Inc., a Delaware corporation (the "Company"), and Leben Care, Inc., a New Jersey corporation ("Optionee").
     The Company hereby grants to Optionee options to acquire Common Stock of the Company upon the following terms and conditions:

     1. Grant of Options. The Company grants to Optionee options (the "Options") to purchase up to Eight Million Three Hundred Fifty Thousand (8,350,000) fully paid and nonassessable shares of the Common Stock, par value $.01 per share, of the Company (the "Shares"), to be issued upon the exercise of the Options, as set forth below. Such Options are granted pursuant to agreements between the Company and Optionee as follows:

o Options to acquire 600,000 Shares (the "First Set of Options") are granted, as of the date hereof, pursuant to the January 20, 1999 Consulting Agreement between the Company and Optionee, as amended (as so amended, the "First Agreement");

o Options to acquire 300,000 Shares (the "Second Set of Options") are granted, as of the date hereof, pursuant to the (undated) Amendment and Extension of Consulting Agreement dated January 20, 1999 between the Company and Optionee, as amended (as so amended, the "Second Agreement");

o Options to acquire 450,000 Shares (the "Third Set of Options") are granted, as of the date hereof, pursuant to the February 1, 2001 Second Amendment and Extension of Consulting Agreement dated January 20, 1999 between the Company and Optionee, as amended (as so amended, the "Third Agreement");

o Options to acquire 500,000 Shares (the "Fourth Set of Options") are granted, as of the date hereof, pursuant to the May 22, 2001 Third Amendment and Extension of Consulting Agreement dated January 20, 1999 between the Company and Optionee (the "Fourth Agreement");

o Options to acquire 1,500,000 Shares (the "Fifth Set of Options") are granted, effective as of January 8, 2002, pursuant to the January 8, 2002 Consulting Agreement between the Company and Optionee, as amended (as so amended, the "Fifth Agreement"); and

o Options to acquire 5,000,000 Shares (the "Sixth Set of Options") are granted, as of the date hereof, pursuant to the January 25, 2002 First Amendment of Consulting Agreement dated January 8, 2002 between the Company and Optionee (the "Sixth Agreement" and, collectively with the First Agreement, the Second Agreement, the Third Agreement, the Fourth Agreement and the Fifth Agreement, the "Agreements").

     2. Exercise Prices. The respective exercise prices of the Options shall be as follows:

o         As to the First Set of Options:  $.13 per Share;
o         As to the Second Set of Options: $.13 per Share;
o         As to the Third Set of Options:  $.13 per Share;
o         As to the Fourth Set of Options: $.13 per Share;
o         As to the Fifth Set of Options:  $.079 per Share; and
o         As to the Sixth Set of Options:  $.09 per Share.

     The Company shall pay all original issue or transfer taxes on the exercise of the Options.

     3.   Vesting of Options. The Options granted hereby shall vest immediately.

     4. Expiration of Options. The Options shall expire and not be exercisable after the following respective expiration dates:


o         As to the First Set of Options:   May 22, 2006;
o         As to the Second Set of Options:  May 22, 2006;
o         As to the Third Set of Options:   May 22, 2006;
o         As to the Fourth Set of Options:  May 22, 2006;
o         As to the Fifth Set of Options:   January 24, 2007; and
o         As to the Sixth Set of Options:   January 24, 2007.

     5. Non-Assignability of Options. Except as set forth in Section 12 hereof, the Options shall not be given, granted, sold, exchanged, transferred, pledged, assigned or otherwise encumbered or disposed of by Optionee and shall be exercisable only by Optionee or its agent or attorney-in-fact.

     6. Method of Exercise of Options. Optionee shall notify the Company by written notice sent by certified mail, return receipt requested, addressed to the Company's principal office, or by hand delivery to such office, as to the number of Shares which Optionee desires to purchase under the options, which written notice shall be accompanied by Optionee's check payable to the order of the Company for the full option price of such Shares. As soon as practicable after the receipt of such written notice, the Company shall, at its principal office, tender to Optionee a certificate or certificates issued in Optionee's name evidencing the Shares purchased by Optionee hereunder.

     7. Shares of Common Stock as Investment. By accepting the Options, Optionee agrees that any and all Shares purchased upon the exercise thereof shall be acquired for investment and not for distribution, and upon the issuance of any or all of the Shares subject to the Options, Optionee shall deliver to the Company a representation in writing that such Shares are being acquired in good faith for investment and not with a view toward resale or distribution. The Company may place an appropriate restrictive legend on the certificate or certificates evidencing such Shares.

     8. Adjustments upon Changes in Capitalization. In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, exchanges of shares, separations, reorganization or liquidations, the number of Shares issuable upon the exercise of the Options, the exercise price thereof and any limitation on exercise set forth in Section 3 hereof shall be correspondingly adjusted by the Company. Any such adjustment in the number of Shares shall apply proportionately to only the then unexercised portion of the Options. If fractional shares would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

     9. No Rights as Stockholders. Optionee shall have no rights as a stockholder in respect to the shares as to which the Options shall not have been exercised and payment made as herein provided.

     10. Board Approval. The Option grants described in Section 1 hereof have been approved by the Board of Directors of the Company.


     11. Notices. Notices, demands and other communications given under this Stock Option Agreement shall be in writing and shall be deemed to have been given when delivered (if personally delivered), on the scheduled date of delivery (if delivered via commercial courier), three days after mailed (if mailed by certified or registered mail, return receipt requested) or when sent by facsimile (if sent by facsimile with evidence of successful transmission retained by the sender); provided, however, that failure to give proper and timely notice as set forth in the "with a copy to" provisions below shall not invalidate a notice properly and timely given to the associated party. Unless another address or facsimile number is specified by notice hereunder, all notices shall be sent as follows:


          If to Optionee:                            with a copy to:
          --------------                             ---------------

          Leben Care, Inc.                           Peter Rosen, Esq.
          431 Route 10                               Rosen & Avigliano
          Randolph, NJ  07102                        431 Route 10
          Attention:  Morton Salkind                 Randolph, NJ  07689
          Facsimile:  973-328-1335                   Facsimile:  973-361-1644


          If to the Company:                         with a copy to:
          -----------------                          --------------

          NCT Group, Inc.                            NCT Group, Inc.
          20 Ketchum Street                          20 Ketchum Street
          Westport, CT  06880                        Westport, CT  06880
          Attention:  Chief Financial Officer        Attention:  General Counsel
          Facsimile:  203-226-4338                   Facsimile:  203-226-4338



     12. Miscellaneous. This Stock Option Agreement may be amended, and any provision of this Stock Option Agreement may be waived, only via a written instrument executed by both parties hereto. No course of dealing between or among any persons having any interest in this Stock Option Agreement will be deemed effective to modify or amend any part of this Stock Option Agreement or any rights or obligations of any person under or by reason of this Stock Option Agreement. This Stock Option Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that (a) the Company may not assign this Stock Option Agreement or any of the Company's rights, interests or obligations hereunder except with the prior written consent of Optionee; and (b) Optionee may not assign this Stock Option Agreement or any of Optionee's rights, interests or obligations hereunder except (i) with the prior written consent of the Company, or (ii) to an individual that controls Optionee (or a family member thereof) or (iii) to an entity that controls, is controlled by or is under common control with Optionee. Whenever possible, each provision of this Stock Option Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Stock Option Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Stock Option Agreement. This Stock Option Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, with respect to such subject matter. To the extent of any inconsistency between the Agreements and this Stock Option Agreement, this Stock Option Agreement shall prevail. This Stock Option Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, and all such counterparts taken together shall constitute one and the same instrument. This Stock Option Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflicts of laws principles. The parties hereto hereby submit to the exclusive jurisdiction of the United States Federal Courts located in the state of New Jersey with respect to any dispute arising under this Stock Option Agreement.

     IN WITNESS WHEREOF, the parties have executed this Stock Option Agreement as of the day and year first above written.

                         NCT GROUP, INC.


                         By:   /s/ Michael J. Parrella
                            -----------------------------------------------
                            Name:  Michael J. Parrella
                            -----------------------------------------------
                            Title: Chairman
                            -----------------------------------------------


                         LEBEN CARE, INC.


                         By:    /s/ Morton Salkind
                            -----------------------------------------------
                            Name:   Morton Salkind
                            ------------------------------------------------
                            Title:  Vice President
                            ------------------------------------------------

                              OPTION EXERCISE FORM

        (To be executed by the Optionee in order to exercise the Option)


         TO:      NCT Group, Inc.
                  20 Ketchum Street
                  Westport, CT 06880
                  Attention:  Chief Financial Officer


     The undersigned hereby irrevocably elects to exercise the within Option to the extent of purchasing __________ shares of Common Stock, par value $.01 per share, of NCT Group, Inc. (the "Shares") and hereby makes payment at the rate of $___.____ per share, or an aggregate of $_________, in payment therefor.

          The undersigned represents, warrants and certifies as follows:

     (a) Optionee is acquiring the Shares in good faith for purposes of investment and not with a view to the resale or distribution thereof.

     (b) All offers and sales of the Shares shall be made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act.


Dated:  ___________________, 20____



                                            ------------------------------------
                                           (print name of Optionee)


                                           By:
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                                             Name:
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                                            Title:
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